UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): January 7, 2014

Torchlight Energy Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-53473	74-3237581
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

5700 W. Plano Parkway, Suite 3600

Plano, Texas 75093

(Address of principal executive offices)

Telephone – (214) 432-8002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      .      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

      .      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

      .      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2014, our Compensation Committee and Board of Directors approved the following amendments to the compensation of the following executive officers:

1.

The annual base salary of John Brda, President, was increased to $300,000 effective January 1, 2014, which increase will is in lieu of and supersedes the previously contemplated increase in salary, under the terms of his employment agreement, that would occur upon certain production thresholds of the company being met.

2.

The annual base salary of Willard McAndrew, Chief Operating Officer, was increased to $300,000 effective January 1, 2014, which increase is in lieu of and supersedes the previously contemplated increase in salary, under the terms of his employment agreement, that would occur upon certain production thresholds of the company being met.  Additionally, the 1,500,000 stock options previously awarded to him on September 9, 2013 that have not yet vested will immediately vest.  Under the previous terms of these options, they did not vest until certain production thresholds were met by the company. These options are currently held by WMDM Family, Ltd.

3.

The annual base salary of Roger Wurtele, Chief Financial Officer, was increased to $180,000 effective January 1, 2014, which increase is in lieu of and supersedes the previously contemplated increase in salary, under the terms of his employment agreement, that would occur upon certain production thresholds of the company being met.  Additionally, the 200,000 unvested stock options previously awarded to him on October 10, 2013 that have not yet vested will immediately vest.  Under the previous terms of these options, they did not vest until the second and third anniversaries of his employment with the company. These options are currently held by Birch Glen Investments Ltd.

These changes will be reflected in amendments to these individuals’ employment agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Torchlight Energy Resources, Inc.

Date: January 7, 2014	By: /s/ John Brda
John Brda
President

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